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                                  Exhibit 99.1


              INTEL COMPLETES MERGER WITH LEVEL ONE COMMUNICATIONS

SANTA CLARA, Calif., August 10, 1999 -- Intel Corporation today announced the completion of its merger with Level One Communications, Incorporated, following the approval of Level One shareholders. As a result of the approval, each Level One share is converted into .86 shares of Intel stock. Level One will operate as a wholly owned subsidiary of Intel.

"Level One Communications lays the foundation for Intel to further enhance and build our communications silicon business," says Mark Christensen, Intel vice president and general manager, Network Communications Group. "As networks evolve to incorporate a broader range of services, communications silicon will play in increasing role in developing networks that support the Internet Economy."

Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom